Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 24, 2022, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Viper Energy Partners LP on Form 10-K for the year ended December 31, 2021. We consent to the incorporation by reference of said reports in the Registration Statements of Viper Energy Partners LP on Form S-3 ASR (File No. 333-260335, effective October 18, 2021) and Form S-8 (File No. 333-196971, effective June 23, 2014).

/s/ GRANT THORNTON LLP

Oklahoma City, Oklahoma
February 24, 2022